FREE WRITING PROSPECTUS, DATED OCTOBER 3, 2007

FILED PURSUANT TO RULE 433

(REGISTRATION STATEMENT NO. 333-128718)

Issuer:	Genworth Global Funding
FA Contract Issuer:	Genworth Life and Annuity Insurance Company
Ratings:	Aa3/AA-/AA-
Security Type:	Secured Funding Agreement Backed Fixed Rate Notes
Format:	SEC Registered
Maturity:	10/08/2010 3 Year
Size:	$300MM
Spread:	+120 bps vs 4.500% 5/15/10
Settlement:	10/11/07 (T+5)
Daycount:	30/360
Coupon Payment Dates:	Semi-annually
First Coupon:	04/08/2008
Min Denoms:	1k x 1k
Sole Bookrunner:	BSC
Marketing:	Electronic Shelf Document Attached
Timing:	ASAP

STATEMENT REGARDING FREE WRITING PROSPECTUS The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request by calling toll free 866-803-9204.

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